Exhibit 99.1        Press Release dated April 24, 2023

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2023 FIRST QUARTER FINANCIAL RESULTS

Pleasanton, CA – April 24, 2023

●	Net sales of $534.4 million increased 8.3% year-over-year
●	Income from operations of $118.4 million decreased 4.9% year-over-year
●	Diluted earnings per share of $2.05 decreased 6.0% year-over-year

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the first quarter of 2023. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended March 31, 2023, with the quarter ended March 31, 2022, and include the results of the acquisition of FIXCO Invest S.A.S ("ETANCO") on April 1, 2022.

2023 First Quarter Financial Highlights

•Consolidated net sales of $534.4 million increased 8.3% from $493.6 million.
◦North America net sales of $406.3 million decreased 7.4% from $438.7 million, mostly due to lower volumes.
◦Europe net sales of $124.2 million increased 141.4% from $51.5 million, primarily due to the acquisition of ETANCO, partly offset by lower volumes and the negative effect of approximately $2.8 million in foreign currency translation. ETANCO contributed $80.0 million in net sales, which was up modestly year-over-year.

•Consolidated gross profit of $252.9 million increased 6.8% from $236.8 million. Gross margin decreased to 47.3% from 48.0%.
◦North America gross margin increased to 50.6% from 49.7%, primarily from lower raw material costs, offset by higher factory and tooling costs, and warehouse and freight costs as a percentage of net sales.
◦Europe gross margin increased to 37.5% from 33.9% from lower raw material, labor, factory and tooling, warehouse and freight costs as a percentage of net sales. Europe gross profit of $46.6 million included $30.6 million from ETANCO.

•Consolidated income from operations of $118.4 million decreased 4.9% from $124.4 million. The decrease was primarily due to higher operating expenses, including $20.7 million attributable to ETANCO, and increased personnel costs from the increase in the number of employees supporting production, engineering and sales activities, partly offset by lower acquisition and integration costs. Consolidated operating margin decreased to 22.1% from 25.2%.
◦North America income from operations of $114.4 million decreased $21.3 million from $135.7 million. The decrease was primarily due to lower gross profit as well as increased personnel costs, travel related costs and professional fees.
◦Europe income from operations of $13.5 million increased $14.9 million from a loss of $1.4 million, primarily due to increased gross profit, partly offset by higher ETANCO operating expenses, which includes $4.2 million of amortization expense on acquired intangible assets, and lower integration costs as noted above. The Company continues to work on integrating ETANCO into its operations, which will result in additional costs in 2023. The Company has begun to capture some of the previously identified defensive synergies, with the realization of other synergies subject to changing macroeconomic circumstances, which will delay some offensive synergies.

•Net income was $88.0 million, or $2.05 per diluted share of the Company's common stock, compared to net income of $94.6 million, or $2.18 per diluted share.

•Cash flow provided by operating activities decreased approximately $41.6 million from $44.7 million to $3.1 million, primarily from increases in working capital and decreases in net income.

•Cash flow used in investing activities increased approximately $10.0 million from $17.1 million to $27.1 million, including approximately $8.0 million for the acquisition of intangible assets and a deferred payment on a prior year acquisition. Capital expenditures were approximately $19.0 million compared to $17.8 million.

Management Commentary

“Our first quarter net sales of $534.4 million increased 8.3% year-over-year. ETANCO contributed $80.0 million to our sales in the first quarter which increased modestly year-over-year, offsetting volume declines in North America and the rest of our business in Europe,” commented Mike Olosky, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Although we experienced softer sales volumes resulting from ongoing macroeconomic challenges and weather-related issues, our strong business model encompassing our increasingly diverse portfolio of complete product solutions, dedication to innovation, unparalleled product availability and rapid delivery standards, exceptional customer service and field support, and long-standing reputation in the building industry, enabled us to deliver solid first quarter performance. Further, we maintained a strong gross margin and operating margin as a result of our effective cost control efforts despite pressures from a higher cost environment and ongoing ETANCO integration expenses. April 1st marked the one-year anniversary of our acquisition of ETANCO, which was accretive to our earnings this quarter. ETANCO has been an excellent addition to our Company given its highly complementary values-based culture and talented team of experts. We remain on-track with our defensive synergies, many of which we are already benefiting from in 2023.”

Mr. Olosky concluded, “Looking ahead, while we continue to believe our North America net sales will be pressured by a softer housing market in 2023, we expect to maintain our industry-leading position as the partner of choice due to our strong business model and competitive differentiators. We are confident in our ability to continue achieving our Company ambitions, including our goal to grow above the market relative to U.S. housing starts with profitability in the top quartile of our proxy peer group.”

Business Outlook

The Company has updated its 2023 financial outlook based on one quarter of financial information to reflect its latest expectations regarding demand trends, raw material costs and operating expenses. Based on business trends and conditions as of today, April 24, 2023, the Company's outlook for the full fiscal year ending December 31, 2023 is as follows:

•Operating margin is now estimated to be in the range of 19% to 21%.

•Annual interest expense on the outstanding Revolving Credit Facility and Term Loans, which have borrowings of $150.0 million and $427.5 million as of March 31, 2023, respectively, is expected to be approximately $9.7 million, including the benefit from interest rate and cross currency swaps mitigating substantially all of the volatility from changes in interest rates.

•The effective tax rate is estimated to be in the range of 25% to 26%, including both federal and state income tax rates and assuming no tax law changes are enacted.

•Capital expenditures are estimated to be in the range of $90.0 million to $95.0 million including the expected spend of $22.0 million to $25.0 million on its previously announced Columbus, Ohio facility expansion, with the balance of that project to be spent in 2024.

•The Company has made solid progress on its efforts to integrate ETANCO into its operations and to realize previously identified offensive and defensive synergies in the years ahead. However, these efforts will continue to result in additional costs in 2023 that have been planned since the Company announced the transaction. Management believes the Company remains well positioned to capture meaningful benefits from these synergies, subject to macroeconomic changes, which are expected to delay realization of some of the offensive synergy opportunities.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s first quarter of 2023 financial results conference call on Monday, April 24, 2023, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1607079&tp_key=b56dffbfdd or a link on the Company’s website at ir.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, May 8, 2023, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13737589. The webcast will remain posted on the Investor Relations section of Simpson's website at ir.simpsonmfg.com for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at ir.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiaries, including, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of high quality wood and concrete construction products designed to make structures safer and more secure. Our products are designed to perform at high levels and be easy to use and cost-effective for customers. Our wood construction products are used in light-frame construction and include connectors, truss plates, fastening systems, fasteners and pre-fabricated lateral resistive systems. Our concrete construction products are used in concrete, masonry and steel construction and include adhesives, chemicals, mechanical anchors, carbide drill bits, powder actuated tools, fiber reinforced materials and other repair products used for protection and strengthening. We market our products to the residential construction, light industrial and commercial construction, remodeling and do-it-yourself markets domestically in North America, primarily in the United States, and Europe internationally. We also provide engineering services in support of some of our products and increasingly offer design and other software that facilitates the specification, selection and use of our products. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's web site at ir.simpsonmfg.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales and market growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the integration of the acquisition of ETANCO, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risks and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the prolonged impact of the COVID-19 pandemic on our operations and supply chain, the operations of our customers, suppliers and business partners, and the successful integration of ETANCO, as well as those discussed in the "Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$534,430	$493,570
Cost of sales	281,554	256,789
Gross profit	252,876	236,781
Research and development and engineering expense	20,747	15,866
Selling expense	48,667	36,836
General and administrative expense	63,707	53,774
Total operating expenses	133,121	106,476
Acquisition and integration related costs	1,442	6,951
Gain on disposal of assets	(50)	(1,083)
Income from operations	118,363	124,437
Interest expense, net and other	(570)	(212)
Other & foreign exchange loss, net	(398)	(216)
Income before taxes	117,395	124,009
Provision for income taxes	29,441	29,433
Net income	$87,954	$94,576
Earnings per common share:
Basic	$2.06	$2.19
Diluted	$2.05	$2.18
Weighted average shares outstanding:
Basic	42,610	43,179
Diluted	42,827	43,376
Cash dividend declared per common share	$0.26	$0.25
Other data:
Depreciation and amortization	$17,365	$10,795
Pre-tax equity-based compensation expense	$4,629	$4,872

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	March 31,		December 31,
	2023	2022	2022
Cash and cash equivalents	$252,541	$984,372	$300,742
Trade accounts receivable, net	339,674	320,428	269,124
Inventories	576,433	443,448	556,801
Other current assets	53,893	39,632	52,583
Total current assets	1,222,541	1,787,880	1,179,250
Property, plant and equipment, net	369,089	265,675	361,555
Operating lease right-of-use assets	55,902	44,651	57,652
Goodwill	500,749	133,651	495,672
Intangible assets, net	366,122	25,021	362,917
Other noncurrent assets	41,231	23,472	46,925
Total assets	$2,555,634	$2,280,350	$2,503,971
Trade accounts payable	$95,302	$76,390	$97,841
Long-term debt, current portion	22,500	22,500	22,500
Accrued liabilities and other current liabilities	212,864	207,959	228,222
Total current liabilities	330,666	306,849	348,563
Operating lease liabilities, net of current portion	45,368	36,336	46,882
Long-term debt, net of current portion	549,594	670,733	554,539
Deferred income tax and other long-term liabilities	142,597	34,621	140,608
Stockholders' equity	1,487,409	1,231,811	1,413,379
Total liabilities and stockholders' equity	$2,555,634	$2,280,350	$2,503,971

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended
	March 31,		%
	2023	2022	change*
Net Sales by Reporting Segment
North America	$406,330	$438,731	(7.4)%
Percentage of total net sales	76.0%	88.9%
Europe	124,215	51,451	141.4%
Percentage of total net sales	23.2%	10.4%
Asia/Pacific	3,885	3,388	14.7%
	$534,430	$493,570	8.3%
Net Sales by Product Group**
Wood Construction	$454,758	$435,438	4.4%
Percentage of total net sales	85.1%	88.2%
Concrete Construction	76,672	57,976	32.2%
Percentage of total net sales	14.3%	11.7%
Other	3,000	156	1823.1%
	$534,430	$493,570	8.3%
Gross Profit (Loss) by Reporting Segment
North America	$205,522	$217,919	(5.7)%
North America gross margin	50.6%	49.7%
Europe	46,604	17,453	167.0%
Europe gross margin	37.5%	33.9%
Asia/Pacific	924	1,448	N/M
Administrative and all other	(174)	(39)	N/M
	$252,876	$236,781	6.8%
Income (Loss) from Operations
North America	$114,393	$135,727	(15.7)%
North America operating margin	28.2%	30.9%
Europe	13,470	(1,370)	1,083.2%
Europe operating margin	10.8%	(2.7)%
Asia/Pacific	(138)	564	N/M
Administrative and all other	(9,362)	(10,484)	N/M
	$118,363	$124,437	(4.9)%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but presents sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400